Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bowne & Co., Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-102046, 333-64836, 333-81639, 2-96887, 33-48831, 33-35810 and 333-57045) on Forms S-8 and in the registration statement (Nos. 333-109810 and 333-160631) on Forms S-3 of Bowne & Co., Inc. and subsidiaries of our reports dated March 2, 2010, with respect to the consolidated financial statements of Bowne & Co., Inc. and subsidiaries as of and for the year ending December 31, 2009 and the effectiveness of internal control over financial reporting of Bowne & Co., Inc. and subsidiaries as of December 31, 2009 which reports appear in this Annual Report on Form 10-K of Bowne & Co., Inc. and subsidiaries for the year ended December 31, 2009.

/s/  CROWE HORWATH LLP

New York, New York
March 2, 2010

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